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                                                                    EXHIBIT 3.1


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               DTI HOLDINGS, INC.


         DTI HOLDINGS, INC., a Missouri corporation (the "Corporation"), hereby certifies to the Secretary of State of Missouri that the Corporation desires to restate its Articles of Incorporation as currently in effect and the following Restated Articles of Incorporation are all of the provisions of the Articles of Incorporation of the Corporation as theretofore amended and that these Restated Articles of Incorporation correctly set forth without change the corresponding provisions of such Articles of Incorporation as theretofore amended. These Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.

         These Restated Articles of Incorporation were duly approved by the directors of the Corporation and adopted on behalf of the Corporation by written consent in lieu of a meeting, dated April 8, 1998.

                                   ARTICLE ONE

         The name of the corporation (hereinafter referred to as the "Corporation") is: DTI HOLDINGS, INC.

                                   ARTICLE TWO

         The address, including street and number, if any, or the corporation's initial registered office in this state is 11111 Dorsett Road, St. Louis, Missouri 63043 and the name of its initial agent at such address is Richard D. Weinstein.

                                  ARTICLE THREE

I.       Authorization of Shares

                  The aggregate number of shares of capital stock which the Corporation has authority to issue is 100,050,000 shares, consisting of:

                  A. 100,000,000 shares of common stock, par value $.01 per share (the "Common Stock");

                  B. 50,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").



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II.      Preferred Stock

         A. General. The Board of Directors of the Corporation is hereby authorized to determine all rights, preferences and privileges and qualifications, limitations and restrictions of the Preferred Stock (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. Unless otherwise provided in a particular certificate of designation relating to a series of Preferred Stock, in case the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

         B. Series A Preferred Stock

         1. Designation. Thirty Thousand (30,000) shares of the authorized and unissued Preferred Stock of the Corporation shall be designated as "Series A Preferred Stock" and shall have the following rights and limitations.

         2. Dividends. Upon declaration of any dividend by the Board of Directors of the Corporation on the Common Stock, the holder of each share of Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor, as adjusted appropriately for stock splits, stock dividends, combinations or similar recapitalizations affecting the Series A Preferred Stock, such dividends paid in cash or other assets as would be paid on each share of Common Stock, or any other equity security, into which each share of Series A Preferred Stock could be converted on the applicable record date. The dividends shall be payable quarterly in arrears from the date on which a share of the Series A Preferred Stock is first issued hereunder. The original dates of issuance of the Series A preferred stock, par value $.01 per share, of Digital Teleport, Inc. (the "DTI Series A Preferred Stock") to KLT Telecom Inc. ("KLT") are herein referred to as the "Original Issue Dates".

         3. Liquidation, Dissolution or Winding Up and Voting.

            (a) Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidating Event"), the holders of the then outstanding shares of Series A Preferred Stock shall be entitled to be paid, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock of the Corporation by reason of their ownership thereof, out of the assets of the Corporation available for distribution to its shareholders, $1,500 per share of Series A Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Series A Preferred Stock. If upon the occurrence of any Liquidating Event the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share



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ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

            (b) Common Stock. If, after the payment of all preferential amounts required by subsection 3(a) above to be paid to the holders of Series A Preferred Stock upon the occurrence of any Liquidating Event, any assets and funds of the Corporation are legally available for distribution, a dividend shall be payable on each share of Common Stock then outstanding, prior and in preference to any further distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred Stock by reason of their ownership thereof in an amount equal to the per share cash consideration received by the Corporation upon its issuance of Common Stock to the initial holder of such shares (as adjusted for any stock dividends, combinations or splits with respect to such shares). Subject to the payment in full of the liquidation preferences with respect to the Series A Preferred Stock as provided in subsection 3(a) above, if upon the occurrence of such Liquidating Event, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Common Stock in proportion to the weighted value of shares of Common Stock (as determined by the per share cash consideration received by the Corporation upon issuance of the Common Stock to the original holder thereof) then held by them.

            (c) Participation. After payment to the holders of the Common Stock and the Series A Preferred Stock of the amounts set forth in subsections 3(a) and (b) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series A Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them.

            (d) Voting. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 of this Article Three.II.B), at each meeting of shareholders of the Corporation (and written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. Except for any amendment affecting the rights and obligations of holders of Series A Preferred Stock or as otherwise provided by law, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class. The holders of the Series A Preferred Stock shall vote separately as a class with respect to any amendment affecting the rights and obligations of holders of Series A Preferred Stock and as otherwise required by law.

         4. Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):




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            (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into one share of Common Stock (the number and type of shares into which the Series A Preferred Stock shall be converted shall be adjusted as described below) ("Conversion Shares"), without any payment of monies by the holder of Series A Preferred Stock for such conversion. Upon a Liquidating Event, the Conversion Rights shall terminate at the close of business on the first (1st) full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

            (b) Automatic Conversion. Upon the sale of shares of Common Stock or debt securities of the Corporation in a public offering (a "Qualified Public Offering") pursuant to an effective registration statement under the Securities Act of 1933, as amended, (i) resulting in at least $100,000,000 of net proceeds to the Corporation or (ii) (A) resulting in more than $50,000,000 but less than $100,000,000 in net proceeds to the Corporation and (B) the offering price for Common Stock in such offering multiplied by the number of shares of Common Stock represented by all the shares of the Series A Preferred Stock issued in exchange for the DTI Series A Preferred Stock, is greater than the amount that would provide an IRR (as hereinafter defined) of at least twenty-five percent (25%) per annum on a cumulative basis, pre-tax ("Benchmark Amount") from the date of the first Original Issue Date ("First Issue Date"), then all duly issued and outstanding shares of the Series A Preferred Stock shall, as of the date of consummation of such Public Offering, be converted into the Conversion Shares (as in effect immediately prior to the date of consummation of such Public Offering). "IRR" means the discount rate that equates (i) the present value (to the First Issue Date) of the Benchmark Amount with (ii) the present value (to the First Issue Date) of the total investments made by KLT on the Original Issue Dates. For purposes of calculating IRR, any antecedent debt and all property (including without limitation any antecedent debts or limited liability company interests) shall be deemed to be contributed on the First Issue Date in cash at its face value. The Corporation shall give the holders of the Series A Preferred Stock notice of the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of any registration statement relating to any proposed Public Offering not less than 30 days prior to such filing. The holders of shares of Series A Preferred Stock shall present such shares for surrender to the Corporation in accordance with the provisions of subsection 4(d)(i) below on or before the closing date of such Public Offering and the Corporation shall issue to such holders a certificate or certificates for shares of Common Stock in accordance with the provisions of subsection 4(d)(i) below on such closing date. The term "Qualified Public Offering" shall be deemed to exclude any offering (i) pursuant to a registered exchange offer for debt securities initially sold in a private placement pursuant to Rule 144A and Regulation S under the Securities Act and (ii) to the extent such offering registers securities for any party other than the Corporation, including pursuant to demand registration rights or piggy-back registration rights, on a shelf registration or otherwise.

            (c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied



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by the fair market value of such fractional shares of Common Stock as determined in good faith by the Corporation's Board of Directors, whose determination shall be conclusive.

            (d) Mechanics of Conversion.

                (i) Surrender of Certificates. In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates without any payment to the Corporation by the holder for such conversion. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                (ii) Reservation of Common Stock. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock or other securities into which the Series A Preferred Stock may then be convertible, as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.

                (iii) Unpaid Dividends. Upon any conversion, no adjustment to the Conversion Shares shall be made for any accrued and unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                (iv) No Rights. All shares of Series A Preferred Stock that have been surrendered for conversion as herein provided or are subject to automatic conversion under subsection 4(b), whether or not surrendered, shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon.

            (e) Adjustments of Conversion Shares. In case the Corporation shall hereafter (i) declare a dividend or a distribution on its Common



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Stock payable in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue other securities of the Corporation by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), the number and kind of Conversion Shares at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the owner of any Series A Preferred Stock converted after such date shall be entitled to receive the number and kind of Conversion Shares which, if such Series A Preferred Stock had been converted immediately prior to such time, he would have owned upon such conversion and been entitled to receive upon such dividend, distribution, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur; appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made to apply the provisions in this
Section 4 to any Conversion Shares which are not Common Stock in a manner as similar as possible to that for the Common Stock.

            (f) Adjustment for Merger or Reorganization, Etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation, each share of Series A Preferred Stock shall automatically convert into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made to apply the provisions in this Section 4 to any Conversion Shares which are not Common Stock in a manner as similar as possible to that for the Common Stock.

            (g) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

            (h) Notice of Record Date. In the event:

                (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

                (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the


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         Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation,

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least 20 days prior to the record date specified below in subparagraph (A) or 20 days before the date specified below in subparagraph (B), a notice stating:

                (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined; or

                (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

            (i) Special Anti-Dilution. In the event that the number of shares of Common Stock issuable upon exercise of the warrant issued by Digital Teleport, Inc. ("DTI") to Banque IndoSuez would cause a dilution of the ownership of outstanding Series A Preferred Stock to less than 49.74874% of the total outstanding stock of the Corporation, assuming such warrant had been exercised on the First Issue Date and all shares of DTI Series A Preferred Stock had been issued at the First Issue Date, the Conversion Shares shall be increased to a number which would equal the number of shares of capital stock of the Corporation that would have constituted 49.74874% of the total outstanding stock of DTI at the First Issue Date assuming such warrant had been exercised at such time.

                                  ARTICLE FOUR

         The extent, if any, of the preemptive right of a shareholder to acquire additional shares is hereby denied.

                                  ARTICLE FIVE

         The name and place of residence of the incorporator is as follows:

                           Richard D. Weinstein
                           14222 Kinderhook Drive
                           Chesterfield, MO  63017




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                                   ARTICLE SIX

         The number of directors to constitute the Board of Directors is six. Thereafter, the number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Any changes in the number will be reported to the Secretary of State within thirty calendar days of such change.

                                  ARTICLE SEVEN

         The duration of the corporation is Perpetual.

                                  ARTICLE EIGHT

The corporation is formed for the following purposes:

                  1. To operate a communications business, providing all other related communications services as well as a general business.

                  2. To buy, sell, and deal generally at retail and wholesale of merchandise and services.

                  3. To borrow money, lend money, invest money, and for such purpose to execute notes, bonds, debentures, or any other form of evidence of indebtedness, and to secure the payment of same by mortgage, deed of trust, or other form of encumbrance, pledge, or other form of hypothecation.

                  4. To take, purchase, or otherwise acquire, and to own and hold such personal property, chattels real, rights, easements, privileges, chose in action, notes, bonds, mortgages, and securities as may be lawfully be acquired, held, or disposed of by the Corporation under the laws of the State of Missouri.

                  5. To sell, assign, convey, exchange, release, and otherwise deal in, and dispose of such real and personal property, lands, buildings, chattels, chattels real, rights, easements, privileges, chose in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of by the Corporation under the laws of the State of Missouri.

                  6. To enter into and perform all manner and kinds of contracts, agreements, and obligations of any lawful purposes, by or with any person, firm, association, corporation, or governmental division or subdivision.

                  7. To lend and advance money or to give credit to such persons and on such terms as may seem expedient, and, in particular, to customers and others dealing with it;


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                  8. To guarantee or give security for the loans of its
                  customers and other dealing with it;

                  9. In general, to have and exercise any and all powers that corporations have and may exercise under the laws of the State of Missouri and as the same may be amended, except such powers as are inconsistent with the express provisions of these articles;

                  10. To do all and everything necessary, suitable, or proper for the accomplishment of any of the purposes, the attainment of any of the objects, or the exercise of any of the powers herein set forth, either alone, or in conjunction with other corporations, firms, individuals, and either as principals or agents, and to do every other act or acts, thing or things, incidental or appurtenant to, or growing out of, or connected with the above mentioned objects, purposes or powers;

                  11. To have and to exercise all of the powers now or hereafter conferred by the laws of the State of Missouri upon corporations organized pursuant the laws under which the Corporation is organized, and any and all acts amendatory thereof and supplemental thereto;

                  12. The above enumerated powers shall not be construed as limiting or restricting in any manner the powers of this Corporation which shall always have such incidental powers as may be connected with or related to any specific power herein enumerated.

                                  ARTICLE NINE

         The Corporation shall not be subject to the provisions of Section
351.459 of The General and Business Corporation Law of Missouri.



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         IN WITNESS WHEREOF, the undersigned, Richard D. Weinstein, President, has executed this instrument and Richard D. Weinstein, its Secretary has attested thereto on the 14th day of April, 1998.

                                           DTI HOLDINGS, INC.


                                           By:/s/  Richard D. Weinstein
                                              ----------------------------------
                                              Richard D. Weinstein, President


Attested:

/s/ Richard D. Weinstein
-----------------------------------
Richard D. Weinstein, Secretary




STATE OF MISSOURI   )
                    )  SS
CITY OF ST. LOUIS   )

                  I, Connie B. Walsh, a Notary Public, do hereby certify that on the 14th day of April, 1998, personally appeared before me Richard D. Weinstein, and, being first duly sworn by me, acknowledged that he signed as his free act and deed the foregoing document in the capacity(ies) therein set forth and declared that the statements therein contained are true, to his knowledge and belief.

                                                     /s/  Connie B. Walsh
                                                     ---------------------------
                                                     Notary Public


My Commission expires:


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